                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), effective as of November 23, 2004, is entered into, by and between MedAire, Inc., a Nevada corporation ("MedAire") and James E. Lara ("Lara").

     In consideration of Lara's continued employment by MedAire and the promises set forth below, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Duties. MedAire agrees to employ Lara as its President and Chief Operating Officer under the terms of this Agreement, and Lara accepts such employment under the terms of this Agreement. During the term of this Agreement, Lara agrees to devote his best efforts and entire business time to furthering the interests of MedAire; to devote the necessary time and attention to his duties; and to perform such duties to the best of his abilities. During the term of this Agreement, Lara agrees that he shall maintain loyalty to MedAire; shall take no action that would be injurious of MedAire's interests; and will comply with all rules, policies and regulations of MedAire. See Exhibit A for description of Lara's duties as President and Chief Operating Officer.

     2. Employment Period.

          (a) Initial Term: Lara shall be employed by MedAire from November 23, 2004, to December 31, 2007 (the "Initial Term"), unless sooner terminated in accordance with the terms of this Agreement.

          (b) Automatic Renewal: This Agreement will be renewed automatically for additional one (1) year periods (each a "Renewal Term"), unless either party serves written notice of an intent not to renew this Agreement at least six (6) months before the end of the Initial Term or any subsequent Renewal Term.

          (c) Termination For Cause: Notwithstanding any other section of this Agreement, MedAire may terminate Lara's employment immediately by written notice to Lara if the Board of Directors of MedAire determines that there is cause for termination. A determination of the Board of Directors that cause exists to terminate Lara's employment shall be conclusive. For the purpose of this Subsection 2(c), "cause" is defined to be any of the following: (i) any act or omission by Lara which constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, and which is material and directly or indirectly detrimental to MedAire's best interests; (ii) Lara's insubordination in any material respect in the performance of the duties and responsibilities of his position in accordance with the legal directives of the Chief Executive Officer or the Board of Directors of MedAire; (iii) Lara's gross inattention to, gross neglect of, or any other material failure to competently perform any assigned duties or follow reasonable policies or directives after receiving thirty (30) days' written notice and opportunity to cure; (iv) any act or omission by Lara that constitutes a felony under the laws of the state of Arizona or the United States; or (v) any material breach of this Agreement by Lara. In the event of termination for cause, Lara shall only be entitled to receive salary and benefits accrued through the date of termination. Notwithstanding the foregoing and for the avoidance of doubt, in the event of disagreement between Lara and the Chief Executive Officer regarding Lara's duties or the performance thereof which are not resolved by them, it shall not be considered insubordination for Lara to bring such matter to the attention of the Board of Directors for resolution.

          (d) Death or Disability: The terms of this Agreement shall expire upon Lara's death or disability. For purposes of this Subsection 2(d), Lara shall be deemed disabled if due to Lara's physical or mental condition and with or without reasonable accommodation to the extent required under the Americans With Disabilities Act, he is unable to perform, on a full-time basis, the regular activities of his employment for (i) a period exceeding three (3) consecutive months, or (ii) a total of 14 weeks during any consecutive 12-month period; provided that authorized vacations or other leaves of absence shall not be counted. The date of the disability shall be the date on which the earlier of the requirements stated in (i) or (ii) of this Subsection 2(d) are satisfied. Upon disability or death of Lara during the term of this Agreement, Lara shall only be entitled to receive salary and benefits accrued through the date of termination; provided however that MedAire shall continue to provide to Lara and/or his eligible dependents for a period of six (6) months, at MedAire's sole expense, the same level of health insurance as was in effect at the time of the disability or death of Lara.

          (e) Termination Without Cause: MedAire and Lara acknowledge and agree that either MedAire or Lara may terminate the employment relationship for any reason or no reason and without cause by serving upon the other party written notice of an intent to terminate this Agreement at least thirty (30) days prior to the effective termination date. If this Agreement is terminated by MedAire without cause, and other than as a result of the death or disability (as described in Section 2(d) above) of Lara or as provided in Subsection 2(f) or
Section 8 hereof, (i) Lara shall be entitled to receive payments of his base salary for a period of twelve (12) months from the date of termination, (ii) after a period of 12 months from the date of employment, Lara shall vest as to any unvested shares subject to the equity participation program described in Exhibit B as of the date of termination in an amount equal to the shares subject to such equity participation program in the year of termination regardless of any vesting conditions (including service, performance, or otherwise) related to such year described in Exhibit B, and (iii) MedAire shall maintain in effect for Lara and his eligible beneficiaries, at MedAire's sole expense, Lara's benefits pursuant to MedAire benefit plans in which he was entitled to participate immediately prior to such termination for a period of 12 months, which period shall be counted as a part of any COBRA benefit eligibility available to Lara. If Lara's continued participation is not permitted under the general terms and provisions of MedAire's benefit plans, MedAire shall, at MedAire's sole expense, arrange to provide Lara with benefits for a period of twelve months substantially equivalent to those which he was entitled to receive under such plans. For purposes of this Subsection 2(e), termination by MedAire without cause shall be deemed to include Lara's resignation as the result of a significant diminution in his position, duties or responsibilities, or the assignment to him of duties and responsibilities inconsistent with the position of President and Chief Operating Officer.

          (f) Background Check; Drug Screening: As soon as practicable, but in any event not later than ninety (90) days after the date hereof, MedAire shall complete a background check of Lara, and Lara shall submit to a drug screening test, in accordance with MedAire's standard hiring policies. If the results of such background check or drug screening test are not reasonably satisfactory to MedAire, MedAire may terminate this Agreement immediately by written notice to Lara without any further obligation other than with respect to salary and benefits accrued through the date of termination.

     3. Compensation, Benefits And Expenses.

          (a) Salary: During the Initial Term of this Agreement, MedAire shall pay Lara a base salary of Two Hundred Ten Thousand Dollars and No Cents ($210,000.00) per year, subject to applicable withholdings, and payable in accordance with MedAire's payroll practices in effect from time to time. Compensation will be reviewed from time to time, but at least annually, by the Compensation Committee of the MedAire Board of Directors. If this Agreement is renewed pursuant to Subsection 2(b), the then current salary shall be reviewed by the Compensation Committee of the MedAire Board of Directors.

               (i) Incentive Compensation: Commencing with the Initial Term, Lara shall be eligible to participate in the MedAire Bonus Plan for Senior Managers with the exception of the equity awards. Lara's Equity Participation is covered in section 3. (a) (ii) below. This incentive compensation program is as defined and approved by the Compensation Committee of the MedAire Board of Directors on an annual basis.

               (ii) Equity Participation: An equity participation program for Lara is a part of this Agreement. The terms of such equity participation program have been determined by the Board of Directors and are set forth on Exhibit B. Notwithstanding the foregoing, the parties acknowledge and agree that the terms of Lara's equity participation program are subject to regulations of the Australian Stock Exchange. MedAire shall use its best efforts to obtain such approval as soon as reasonably practicable.

          (b) Benefits: MedAire shall provide Lara all benefits, including health insurance, life insurance up to $100,000 effective January 1, 2005, and vacation (per MedAire's policy vacation is currently set at three (3) weeks per year) which MedAire in its sole and absolute discretion may, from time to time, provide to its employees of Lara's classification.

          (c) Automobile Allowance: MedAire shall provide Lara an automobile allowance equal to Five Hundred Dollars and No Cents ($500.00) per month.

          (d) Relocation Allowance: MedAire shall provide Lara with a relocation allowance on the terms set forth on Exhibit C.

     4. Disclosure of Information. During the course of his employment, Lara will become exposed to a substantial amount of confidential and proprietary information concerning MedAire and its operations, including, but not limited to financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, patient lists, patient treatment information, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively, the "Confidential Information"). Lara acknowledges that the Confidential Information is the property of MedAire and a valuable business asset, which MedAire wishes to keep secret to protect its legitimate business interests. Accordingly, Lara promises that, during the term of his employment with MedAire and after the expiration or termination thereof, for any reason or no reason, he will not use the Confidential Information for the benefit of himself or any other party other than MedAire, and that he will not disclose the Confidential Information to any third party, in whole or in part, in any manner either directly or indirectly. Lara further agrees that, following the expiration or termination of his employment with MedAire, for any reason or no reason, he will not make or retain copies of the Confidential Information in any form or manner whatsoever (including computer printouts, computer tapes, floppy disks, CD roms, etc.). Excluded from this Agreement is information that is or becomes known to the general public through no act or omission by Lara or that the Chief Executive Officer of MedAire provides prior written consents to be disclosed. The provisions of this Section 4 shall survive termination of this Agreement.

     5. Non-Competition. During the term of this Agreement and for a period of two (2) years thereafter, Lara shall not, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder, own, manage, operate, control, be employed by, engage or participate in any manner in any business or entity engaged in competition with any aspect of MedAire's business as conducted or a s contemplated to be conducted at any time during the term of this Agreement. The provisions of this Section 5 shall survive termination of this Agreement.

     6. Arbitration. Any controversy or claim between the parties to this Agreement, arising out of the employment relationship, or claims of employment discrimination, shall be resolved through arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     7. Assignment. Lara understands and agrees that his obligations under this Agreement are personal in nature and, as a result, Lara may not assign his rights or delegate his duties under this Agreement. Lara further understands and agrees that MedAire may assign all of its rights and obligations under this Agreement to any person or entity without notice to, or the consent of, Lara.

     8. Lara Equity Investment. In consideration of the covenants of MedAire hereunder, Lara agrees to make purchases of MedAire common stock at prevailing market prices in the total aggregate investment amount of at least $50,000 and up to

$100,000 as soon as practicable (a) taking into consideration timing and volume limitations on executive officer purchases under applicable securities rules and company policies as determined by the Chief Executive Officer of MedAire and (b) at such times and in such amounts as the Chief Executive Officer of MedAire determines will not have a material affect on the share price of MedAire common stock. For the avoidance of doubt it is the intent of the parties that Lara shall make such purchases as soon as practicable in 2005 but that in any case Lara shall continue to make purchases within the limitations described in the preceding sentence until he has invested at least $50,000. In the event that as of December 31, 2005 Lara has had sufficient opportunities to make such purchases in the amount of at least $50,000 as certified by the Chief Executive Officer to Lara in writing and Lara has failed to do so, MedAire shall be entitled to immediately terminate this Agreement by written notice to Lara, without any further obligation to Lara other than with respect to salary and benefits accrued through the date of termination.

     9. Miscellaneous.

          (a) Controlling Law, Venue: This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. The parties agree that the proper venue for any dispute arising out of or relating to this Agreement shall exist only in either of the two following forums: (i) Arizona Superior Court, Maricopa County; (ii) United States District Court for the District of Arizona, Phoenix Division.

          (b) Voluntary Agreement: Lara represents and warrants that he has been afforded a reasonable opportunity to review this Agreement and discuss it with an attorney of his choice. Lara represents and warrants that he fully understands the terms and conditions specified in the Agreement, and that he knowingly and voluntarily enters into this Agreement.

          (c) Integration: This Agreement is the entire understanding between the parties and supersedes all other prior written or oral agreements, representations or implied promises.

          (d) Modification or Waiver: The provisions of this Agreement may not be waived or modified, unless in writing and signed by both parties.

          (e) Counterparts: This Agreement may be executed in counterparts, each of which constitute an original document, and all of which constitute a single document.

          (f) Severability: If for any reason any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, its invalidity shall not affect the validity and effect of the other provisions herein.

          (g) No Waiver For Delay: Any party's delay in exercising any right or remedy under this Agreement shall not: (i) impair any right or remedy which the party may have; or (ii) be construed as a waiver of any such right or remedy under this

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Agreement, unless specifically waived by the party in writing. Further, any party's waiver of any breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default committed by the other party, or of the continuance of the same breach or default after any written notice demanding strict performance.

          (h) Notices: All communications required by or given in connection with this Agreement shall be in writing and deemed given and received if: (i) personally delivered, on the date of delivery; (ii) if mailed, three (3) days after deposit in the U.S. mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below; or (iii) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service, addressed as follows:

If to Employer: MedAire, Inc.
                80 East Rio Salado Parkway
                Suite 610
                Tempe, AZ 85281
                Attn: Chief Executive Officer

With a copy to: _____________________________

If to Employee: _____________________________
                ADDRESS

With a copy to: _____________________________

          (i) Attorneys' Fees: If either party initiates a legal action against the other party to enforce any right or obligation under this Agreement, the non-prevailing party shall pay the prevailing party's reasonable attorneys' fees and costs.

          (j) Currency References: All references to currency in this Agreement are made with respect to U.S. Dollars.

          IN WITNESS WHEREOF, MedAire has caused this Agreement to be executed by its duly authorized representative, and James Lara has signed and entered into this Agreement, on the 23 day of November, 2004, to be deemed effective as of November 23, 2004.


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

MEDAIRE, INC.


By:    /s/ Joan Sullivan Garrett        /s/ James Lara
    ---------------------------------   ----------------------------------------
                                        JAMES E. LARA
Its:             CEO
     --------------------------------


                                  Page 7 of 7

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                                    EXHIBIT A

           MEDAIRE JOB DESCRIPTION: PRESIDENT/CHIEF OPERATING OFFICER

JOB TITLE: President/Chief Operating Officer                   AUTHOR: J. Straty
DEPARTMENT: Administration                                   APPROVED BY J. Lara
FLSA STATUS: Exempt                                        REVISION DATE 11/2004
SALARY GRADE: N/A
EEO CLASSIFICATION: 1

SUMMARY

Directs and coordinates the activities of the organization in accordance with policies, goals, and objectives established by the Chief Executive Officer and Board of Directors. Ensures the achievement of short and long-term goals for all operations, human resources, financial performance, and growth.

ESSENTIAL DUTIES AND RESPONSIBILITIES

     - Leads strategic planning process to identify and exploit markets and products/services providing optimized growth and profit opportunities.

     - Drives the process management development effort to achieve the most efficient and effective possible operations companywide. Oversees the development, implementation, and monitoring of systems, policies and operational business plans, strategies, and controls that support the strategic direction of the organization.

     - Manages staff to achieve objectives in the strategic plan ensuring effective and efficient alignment of staff, resources, and communications. Recruits top management personnel.

     - Drives operational processes, measurements, and efficiencies to ensure optimization of financial and operational results. Drives the annual business planning process and the process for reviewing performance against the plan.

     - Leads customer needs and satisfaction assessment activities to ensure alignment of corporate goals with customer expectations and product/service delivery results.

     - Serves as an officer of the company subject to the ByLaws of the company and will serve as an elected executive member of the Board of Directors.

     - Ensures effective communications is maintained with the Board of Directors and the Board's committees. Bring to the Board all actions requiring Board attention and carry out fully all Board approved actions.

     - Maintains effective ongoing communications with the Chairman. Assists the Chairman by identifying opportunities to coordinate her actions to achieve the strategic and annual plan. Informs and consults with the Chairman regularly to ensure consistency of the actions of the Chairman and President.

     - Assists in the investor relations process by developing effective messages and assisting in presentations. Responds to investor questions.

     -    Leads ISO 9001-2000 efforts.

     -    Other duties as assigned.

QUALIFICATIONS

     -    Bachelor's degree or equivalent; Master's degree preferred.

     - Minimum 15 years progressively responsible business management and/or financial management experience.

     - Demonstrated competency in a senior leadership role in a successful public company.

     - Demonstrated expertise with strategic plan development and implementation, financial analysis, and operational metrics.

     -    Demonstrated effective strong leadership and management skills.

     - Proven effective communication skills, including but not limited to verbal and written skills and the ability to deliver persuasive group presentations.

     - Proven aptitude to conduct effective analysis, exercise excellent judgment and make superior decisions.

     - Proven competency with the use of various systems and software programs.

     - Proven effective interpersonal, problem solving, and decision making skills.

PHYSICAL DEMANDS

     -    Must be able to operate a personal computer.

WORK ENVIRONMENT

     -    General office environment; noise level is usually moderate.


                                       2

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                                    EXHIBIT B

                     OUTLINE OF EQUITY PARTICIPATION PROGRAM

     MedAire shall grant to Lara a total of 1,740,000 warrants to purchase shares of common stock of MedAire at an exercise price of $0.68 per share. Such warrants shall be awarded in three equal annual increments on the condition that MedAire exceeds EBITDA targets established by the Board of Directors for the fiscal years ending December 31, 2005, 2006 and 2007, respectively. All shares subject to the warrants, and awarded, shall vest and become exercisable in the event that MedAire's EBITDA for the fiscal year ending December 31, 2007 equals or exceeds $5.6 million. In calculating EBITDA, appropriate adjustments will be made to exclude the effect of subsequent acquisitions and stock issuances by MedAire, except where such acquisitions are acquired out of operating cash flow or stock issuance net expenses. At the discretion of the board, flexibility may be exercised in the 2005 EBITDA results and subsequent allocation of option warrants. MedAire and Lara shall cooperate in good faith to establish the terms of such adjustments as well as the definitive form of the documentation evidencing the grant of warrants to Lara consistent with the foregoing terms.


                                       1

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                                    EXHIBIT C

                              RELOCATION ALLOWANCE

MedAire agrees to reimburse Lara up to a maximum of Twenty Thousand Dollars and No Cents ($20,000.00) for expenses associated with his move from Knoxville, TN to the Phoenix, AZ metropolitan area, upon receipt by MedAire of reasonable documentation evidencing such expenses. The parties agree that MedAire shall treat such reimbursement as nontaxable to Lara to the extent permitted under applicable law.

During the relocation process, MedAire agrees to provide up to two round trips between Knoxville, TN and Phoenix, AZ.

MedAire agrees to provide at its cost temporary housing, of its choosing, until such time as Lara has taken occupancy of a primary residence in the Phoenix, AZ metropolitan area, for a period of time not to exceed six (6) months.

                        Amendment to Employment Agreement

     This Amendment relates to that certain Employment Agreement ("Agreement"), effective as of November 23, 2004, entered into by and between MedAire, Inc., a Nevada corporation ("MedAire") and James E. Lara ("Lara"). Capitalized terms expressly defined in the Agreement shall have the same meanings in this Amendment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MedAire and Lara agree as follows:

     1. Section 2(e) of the Agreement is hereby amended to read in its entirety as follows:

     (e) Termination Without Cause: MedAire and Lara acknowledge and agree that either MedAire or Lara may terminate the employment relationship for any reason or no reason and without cause by serving upon the other party written notice of an intent to terminate this Agreement at least thirty (30) days prior to the effective termination date. If this Agreement is terminated by MedAire without cause, and other than as a result of the death or disability (as described in Section 2(d) above) of Lara or as provided in Subsection 2(f) or Section 8 hereof, and such termination qualifies as a "separation from service" within the meaning of Section 409A of the Internal Revenue Code, as amended ("Section 409A"), (i) Lara shall be entitled to receive payments of his base salary for a period of twelve (12) months from the date of termination, (ii) after a period of 12 months from the date of employment, Lara shall vest as to any unvested shares subject to the equity participation program described in Exhibit B as of the date of termination in an amount equal to the shares subject to such equity participation program in the year of termination regardless of any vesting conditions (including service, performance, or otherwise) related to such year described in Exhibit B, and (iii) MedAire shall maintain in effect for Lara and his eligible beneficiaries, at MedAire's sole expense, Lara's benefits pursuant to MedAire benefit plans in which he was entitled to participate immediately prior to such termination for a period of 12 months, which period shall be counted as a part of any COBRA benefit eligibility available to Lara. If Lara's continued participation is not permitted under the general terms and provisions of MedAire's benefit plans, MedAire shall, at MedAire's sole expense, arrange to provide Lara with benefits for a period of twelve months substantially equivalent to those which he was entitled to receive under such plans. For purposes of this Subsection 2(e), termination by MedAire without cause shall be deemed to include Lara's resignation as the result of a significant diminution in his position, duties or responsibilities, or the assignment to him of duties and responsibilities inconsistent with the position of President and Chief Operating Officer.

     2. Section 2 is further amended by adding thereto the following subsections:

          (g) For purposes of Section 409A, Lara hereby elects to receive, and the Company hereby agrees to pay, each amount payable under this Agreement at the times, and on the terms and conditions, set forth herein.

          (h) Notwithstanding Section 2(e) above, if Section 409A of the Code would impose any additional tax on payments within the first six months following Lara's separation from service, such payments shall be delayed to the minimum extent necessary to avoid such additional tax. However, if it becomes necessary to delay payments for health benefits, MedAire shall take such actions as are necessary to ensure that continued coverage is available to Lara and shall pay or reimburse Lara for, as appropriate, all deferred payments after the deferral period.

     3. Except as amended as set forth above, the Agreement remains in full force and effect in accordance with its terms.

Dated August 23, 2005.

MEDAIRE, INC.


By:    /s/ Joan Sullivan Garrett        /s/ James Lara
    ---------------------------------   ----------------------------------------
                                        JAMES E. LARA
Its:              CEO
     --------------------------------

                    Second Amendment to Employment Agreement

     This Second Amendment relates to that certain Employment Agreement ("Agreement"), effective as of November 23, 2004, entered into by and between MedAire, Inc., a Nevada corporation ("MedAire") and James E. Lara ("Lara"), as previously amended. Capitalized terms expressly defined in the Agreement shall have the same meanings in this Second Amendment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MedAire and Lara agree as follows:

     1. To the extent, but only to the extent, necessary to comply with the Listing Rules of the Australian Stock Exchange ("ASX"), Lara agrees that payments under Section 2(e) of the Agreement shall not exceed the amount permissible under such Listing Rules.

     2. This Second Amendment shall terminate automatically at such time as MedAire is no longer listed on the ASX.

     3. Except as amended as set forth above, the Agreement remains in full force and effect in accordance with its terms.

Dated September 15, 2005.

MEDAIRE, INC.


By: /s/ Joan Sullivan Garrett           /s/ James Lara
    ---------------------------------   ----------------------------------------
                                        JAMES E. LARA

Its: CEO
     --------------------------------